Exhibit 4.3

NU HORIZONS ELECTRONICS CORP.
2002 KEY EMPLOYEE STOCK INCENTIVE PLAN, AS AMENDED

SECTION 1. GENERAL PROVISIONS

1.1.	Name and General Purpose

The name of this plan is the Nu Horizons Electronics Corp. 2002 Key Employee Stock Incentive Plan (hereinafter called the "Plan"). The Plan is intended to be a broadly-based incentive plan which enables Nu Horizons Electronics Corp. (the "Company") and its subsidiaries and affiliates to foster and promote the interests of the Company by attracting and retaining employees of the Company who contribute to the Company's success by their ability, ingenuity and industry, to enable such employees to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company and to provide incentive compensation opportunities competitive with those of competing corporations.

1.2	Definitions

a.	"Affiliate" means any person or entity controlled by or under common control with the Company, by virtue of the ownership of voting securities, by contract or otherwise.

b.	"Board" means the Board of Directors of the Company.

c.	"Change in Control" means a change of control of the Company, or in any person directly or indirectly controlling the Company, which shall mean:

(a)	a change in control as such term is presently defined in Regulation 240.12b-(2) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or

(b)
if any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Company or any "person" who on the date of this Agreement is a director or officer of the Company, becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act) directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the voting power of the Company's then outstanding securities; or

(c)
if during any period of two (2) consecutive years during the term of this Plan, individuals who at the beginning of such period constitute the Board of Directors, cease for any reason to constitute at least a majority thereof.

d.	"Committee" means the Committee referred to in Section 1.3 of the Plan.

e.
"Common Stock” means shares of the Common Stock, par value $.0066 per share, of the Company or any class of common stock into which such Common Stock may hereafter be converted or for which such Common Stock may be exchanged pursuant to the Company’s certificate of incorporation or as part of a recapitalization, reorganization or similar transaction.

f.	"Company" means Nu Horizons Electronics Corp., a corporation organized under the laws of the State of Delaware (or any successor corporation).

g.
"Fair Market Value" means the closing market price of the Common Stock on the Nasdaq Stock Market on the trading day prior to the date of the grant or on any other date on which the Common Stock is to be valued hereunder. If no sale shall have been reported on the Nasdaq Stock Market consolidated reporting system on such date, Fair Market Value shall be determined by the Committee.

h.	“Option Agreement” means the option agreement described in Section 2.4 of the Plan.

i.	"Participant" means any employee of the Company, a Subsidiary or an Affiliate who is selected by the Committee to participate in the Plan.

j.	“Restricted Stock” means an award of shares of Common Stock that is subject to restrictions under Section 3 of the Plan.

k.	“Restricted Stock Award Agreement” means the award agreement described in Section 3.2 of the Plan.

l.	"Restriction Period" means the period of time referred to in Section 3.3 of the Plan.

m.	“Senior Executive Officers” means the Company’s Chairman of the Board, President, Executive Vice President and Vice President(s).

n.	“Stock Option” or “Option” means any option to purchase Common Stock (including Restricted Stock) under Section 2 of the Plan.

o.	"Subsidiary" means any corporation in which the Company possesses directly or indirectly 50% or more of the combined voting power of all classes of stock of such corporation.

p.
"Total Disability" means accidental bodily injury or sickness which wholly and continuously disabled an optionee. The Committee, whose decisions shall be final, shall make a determination of Total Disability.

1.3	Administration of the Plan

The Plan shall be administered by the Board or by a Committee appointed by the Board consisting of two or more members of the Board who are Non-Employee Directors (as defined by Rule 16b). The Committee shall serve at the pleasure of the Board and shall have such powers as the Board may, from time to time, confer upon it.

Subject to this Section 1.3, the Committee shall have sole and complete authority to grant, pursuant to the terms of the Plan, Stock Options and Restricted Stock. In addition, the Committee shall have sole and complete authority to adopt, alter, amend or revoke such administrative rules, guidelines and practices governing the operation of the Plan as it shall, from time to time, deem advisable, and to interpret the terms and provisions of the Plan.

The Committee shall keep minutes of its meetings and of action taken by it without a meeting. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members of the Committee without a meeting, shall constitute the acts of the Committee.

1.4	Eligibility

Stock Options and Restricted Stock may be granted only to officers, employees or consultants of the Company or a Subsidiary or Affiliate. Any person who has been granted any Option and/or Restricted Stock may, if he is otherwise eligible, be granted additional awards of Options and/or Restricted Stock.

1.5	Shares

The aggregate number of shares of Common Stock reserved and available for issuance pursuant to the Plan shall be 850,000 shares of Common Stock, or the number and kind of shares of stock or other securities which shall be substituted for such shares or to which such shares shall be adjusted as provided in Section 1.6.

Such number of shares may be set aside out of the authorized but unissued shares of Common Stock or out of issued shares of Common Stock acquired for and held in the Treasury of the Company, not reserved for any other purpose. Shares subject to, but not sold or issued under, any Option terminating or expiring for any reason prior to its exercise in full or shares subject to, but as to which restrictions have not lapsed under, any Restricted Stock award which are forfeited for any reason, will again be available for distribution in connection with future awards granted during the balance of the term of the Plan.

1.6	Adjustments Due to Stock Splits, Mergers, Consolidation, Etc.

If, at any time, the Company shall take any action, whether by stock dividend, stock split, combination of shares or otherwise, which results in a proportionate increase or decrease in the number of shares of Common Stock theretofore issued and outstanding, the number of shares which are reserved for issuance under the Plan, the number of shares which, at such time, are subject to Options or Restricted Stock awards granted under the Plan shall, to the extent deemed appropriate by the Committee, be increased or decreased in the same proportion, provided, however, that the Company shall not be obligated to issue fractional shares.

Likewise, in the event of any change in the outstanding shares of Common Stock by reason of any recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other corporate change, the Committee shall make such substitution or adjustments, if any, as it deems to be appropriate, as to the number or kind of shares of Common Stock or other securities which are reserved for issuance under the Plan, and the number of shares of Common Stock or other securities which, at such time, are subject to Options and/or Restricted Stock awards granted under the Plan.

In the event of a Change in Control, at the option of the Board or Committee, the following acceleration and valuation provisions shall apply:

(a) all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable, and an optionee will be permitted to surrender for cancellation within sixty (60) days after such Change in Control any Option or portion of an Option which was granted more than six (6) months prior to the date of such surrender, to the extent not yet exercised, and to receive a cash payment in an amount equal to the excess, if any, of the Fair Market Value (on the date of surrender) of the shares of Common Stock subject to the Option or portion thereof surrendered, over the aggregate purchase price for such shares under the Option.

(b) the restrictions applicable to any Restricted Stock outstanding on the date of such Change in Control, to the extent not already vested under the Plan, shall lapse and such shares shall be deemed fully vested.

1.7	Non-Alienation of Benefits

Except as herein specifically provided, no right or unpaid benefit under the Plan shall be subject to alienation, assignment, pledge or charge and any attempt to alienate, assign, pledge or charge the same shall be void. If any Participant or other person entitled to benefits hereunder should attempt to alienate, assign, pledge or charge any benefit hereunder, then such benefit shall, in the discretion of the Committee, cease.

1.8	Withholding or Deduction for Taxes

If, at any time, the Company or any Subsidiary or Affiliate is required, under applicable laws and regulations, to withhold, or to make any deduction for any taxes, or take any other action in connection with any Option exercise or Restricted Stock award, the Participant shall be required to pay to the Company or such Subsidiary or Affiliate, the amount of any taxes required to be withheld, or, in lieu thereof, at the option of the Company, the Company or such Subsidiary or Affiliate may accept a sufficient number of shares of Common Stock to cover the amount required to be withheld.

1.9	Administrative Expenses

The entire expense of administering the Plan shall be borne by the Company.

1.10	General Conditions

a. The Board or the Committee may, from time to time, amend, suspend or terminate any or all of the provisions of the Plan, provided that, without the Participant's approval, no change may be made which would alter or impair any right theretofore granted to any Participant.

b. With the consent of the Participant affected thereby, the Committee may amend or modify any outstanding Option in any manner not inconsistent with the terms of the Plan, including, without limitation, and irrespective of the provisions of Section 2.3(c) below, to accelerate the date or dates as of which an installment of an Option becomes exercisable; provided, that the Committee shall not have the right to reprice any outstanding Options without the affirmative vote of a majority of the stockholders of the Company voting on the repricing proposal.

c. The Board or Committee may determine the terms and restrictions applicable to Restricted Stock, subject to the provisions of Section 3 of the Plan.

d. Nothing contained in the Plan shall prohibit the Company or any Subsidiary or Affiliate from establishing other additional incentive compensation arrangements for employees of the Company or such Subsidiary or Affiliate, subject to stockholder approval if such approval is required.

e. Nothing in the Plan shall be deemed to limit, in any way, the right of the Company or any Subsidiary or Affiliate to terminate a Participant's employment with the Company (or such Subsidiary or Affiliate) at any time.

f. Any decision or action taken by the Board or the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be conclusive and binding upon all Participants and any person claiming under or through any Participant.

g. No member of the Board or of the Committee shall be liable for any act or action, whether of commission or omission, (i) by such member except in circumstances involving actual bad faith, nor (ii) by any other member or by any officer, agent or employee.

1.11	Compliance with Applicable Law

Notwithstanding any other provision of the Plan, the Company shall not be obligated to issue any shares of Common Stock, or grant any Option or Restricted Stock award with respect thereto, unless it is advised by counsel of its selection that it may do so without violation of the applicable Federal and State laws pertaining to the issuance of securities and the Company may require any stock certificate so issued to bear a legend, may give its transfer agent instructions limiting the transfer thereof, and may take such other steps, as in its judgment are reasonably required to prevent any such violation.

1.12	Effective Dates

The Plan was adopted by the Board on May 23, 2002, subject to stockholder approval, which was obtained on September 24, 2002. The Plan shall terminate on May 22, 2012.

SECTION 2. STOCK OPTION GRANTS

2.1	Authority of Committee

Subject to the provisions of the Plan, the Committee shall have the sole and complete authority to determine (i) the Participants to whom Options shall be granted; (ii) the number of shares to be covered by each Option; and (iii) the conditions and limitations, if any, in addition to those set forth in Sections 2 and 3 hereof, applicable to the exercise of an Option, including without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of shares acquired upon exercise of an Option.

Stock Options granted under the Plan shall be non qualified stock options.

The Committee shall have the authority to grant Options. Options may be issued either alone, in addition to or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan.

2.2	Option Exercise Price

The price of Common Stock purchased upon the exercise of Options granted pursuant to the Plan shall be the Fair Market Value thereof at the time that the Option is granted.

The purchase price is to be paid in full in cash, certified or bank cashier's check or, at the option of the Company, Common Stock valued at its Fair Market Value on the date of exercise, or a combination thereof, when the Option is exercised and stock certificates will be delivered only against such payment.

2.3	Option Grants

Each Option will be subject to the following provisions:

a. Term of Option

An Option will be for a term of not more than ten years from the date of grant.

b. Exercise

Unless otherwise provided by the Committee and except in the manner described below upon the death of the optionee, an Option may be exercised only in installments as follows: up to one-half of the subject shares on and after the first anniversary of the date of grant, up to all of the subject shares on and after the second such anniversary of the date of the grant of such Option, but in no event later than the expiration of the term of the Option.

An Option shall be exercisable during the optionee's lifetime only by the optionee and shall not be exercisable by the optionee unless, at all times since the date of grant and at the time of exercise, such optionee is an employee of the Company, any parent corporation of the Company or any Subsidiary or Affiliate, except that, upon termination of all such employment (other than by death, Total Disability, or by Total Disability followed by death in the circumstances provided below), the optionee may exercise an Option at any time within three months thereafter but only to the extent such Option is exercisable on the date of such termination.

Upon termination of all such employment by Total Disability, the optionee may exercise such Options at any time within one year thereafter, but only to the extent such Option is exercisable on the date of such termination.

In the event of the death of an optionee (i) while an employee of the Company, any parent corporation of the Company, or any Subsidiary or Affiliate, or (ii) within three months after termination of employment (other than for Total Disability) or (iii) within one year after termination on account of Total Disability of all such employment, such optionee's estate or any person who acquires the right to exercise such option by bequest or inheritance or by reason of the death of the optionee may exercise such optionee's Option at any time within the period of three years from the date of death. In the case of clauses (i) and (iii) above, such Option shall be exercisable in full for all the remaining shares covered thereby, but in the case of clause (ii) such Option shall be exercisable only to the extent it was exercisable on the date of such termination of employment.

Notwithstanding the foregoing provisions regarding the exercise of an Option in the event of death, Total Disability, other termination of employment or provision of services or otherwise, in no event shall an Option be exercisable in whole or in part after the termination date provided in the Option Agreement.

c. Transferability

An Option granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, or to the extent permitted by the Board or the Committee to (i) a member or members of the optionee’s family, (ii) a trust, (iii) a family limited partnership or (iv) a similar estate planning vehicle primarily for members of the optionee’s family.

2.4	Agreements

In consideration of any Options granted to a Participant under the Plan, each such Participant shall enter into an Option Agreement with the Company providing, consistent with the Plan, such terms as the Committee may deem advisable.

SECTION 3. RESTRICTED STOCK AWARDS

3.1	Authority of Committee

Shares of Restricted Stock may be issued either alone, in addition to or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. Subject to the provisions of the Plan, the Committee shall have authority to determine (i) the Participants to whom, and the time or times at which, grants of Restricted Stock will be made; (ii) the number of shares to be awarded; (iii) the price (if any) to be paid by the recipient of Restricted Stock, subject to Section 3.2 of the Plan; (iv) any performance contingencies associated with the vesting of such Restricted Stock; (v) the default vesting date of the award; (vi) the time or times within which such Restricted Stock awards may be subject to forfeiture; and (vii) all other terms and conditions of such awards. The provisions of Restricted Stock awards need not be the same with respect to each Participant.

3.2	Awards and Certificates

a. The prospective recipient of a Restricted Stock award shall not have any rights with respect to such award unless and until such recipient has entered into a Restricted Stock Award Agreement with the Company evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such award.

b. The purchase price for shares of Restricted Stock may be equal to or more than their par value.

c. Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the award date, by executing a Restricted Stock Award Agreement and paying the price, if any, required under Section 3.2(b).

d. Each participant receiving a Restricted Stock award shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award.

e. The Committee shall require that (i) the stock certificates evidencing shares of Restricted Stock be held in the custody of the Company until the restrictions thereon shall have lapsed, and (ii) as a condition of any Restricted Stock award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Restricted Stock covered by such award.

3.3	Restrictions and Conditions

The shares of Restricted Stock awarded pursuant to this Section 3 shall be subject to the following restrictions and conditions:

a. Subject to the provisions of the Plan and the Restricted Stock Award Agreement, during a period set by the Committee commencing with the date of such award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan. Unless otherwise specified by the Committee, the Restricted Period shall be no less than seven years. The Committee shall condition any lapse of the Restricted Period upon the attainment of specified performance goals as determined by the Committee at the time of grant, including performance goals such as cumulative earnings per share or average return on equity, and may condition the vesting of Restricted Stock on such other factors as the Committee may determine, in its sole discretion. Within these limitations, the Committee, in its sole discretion, may also provide for the lapse of the Restricted Period in installments. The Committee may accelerate or waive the restrictions contained in a Restricted Stock award in whole or in part, based on attainment of additional service or performance criteria as the Committee may determine, in its sole discretion.

b. Except as provided in this Section 3.3(a) and Section 3.3(b) of the Plan, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any regular cash dividends paid out of current earnings. The Committee, in its sole discretion, as determined at the time of award, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional Restricted Stock to the extent shares are available under Section 1.5 of the Plan for such reinvestment (taking into account then outstanding Stock Options), or otherwise reinvested. Stock dividends, splits and distributions issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued, and the Committee may require the Participant to deliver an additional stock power covering the shares issuable pursuant to such stock dividend, split or distribution. Any other dividends or property distributed with regard to Restricted Stock, other than regular dividends payable and paid out of current earnings, shall be held by the Company subject to the same restrictions as the Restricted Stock.

c. Subject to the applicable provisions of the Restricted Stock Award Agreement and this Section 3, upon termination of a Participant’s employment with the Company and any Subsidiary or Affiliate for any reason during the Restriction Period, all shares still subject to restriction will vest, or be forfeited, in accordance with the terms and conditions established by the Committee at or after grant.

d. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, certificates for an appropriate number of unrestricted shares, and other property held by the Company with respect to such Restricted Stock, shall be delivered to the Participant promptly.